SUBSIDIARY INFORMATION

     Registrant Questar Corporation has the following subsidiaries:
Questar Regulated Services Company, Questar Market Resources, Inc., Questar InfoComm, Inc., Interstate Land Corporation, and Questar
Employee Services, Inc. Each of these companies is a Utah corporation.

     Questar Market Resources, Inc., has the following subsidiaries:
Wexpro Company, Questar Exploration and Production Company, Questar Energy Trading Company, and Questar Gas Management Company. Questar Exploration and Production is a Texas corporation. The other listed companies are incorporated in Utah.

     Questar Exploration and Production has a wholly owned subsidiary, Celsius Energy Resources, Ltd., which is an Alberta corporation.
Celsius, Ltd., in turn has a subsidiary, Canor Energy Ltd., which is also an Alberta corporation.

     Questar Exploration and Production has three other active subsidiaries: URC Canyon Creek Compression Company, Questar WMC
Corporation, and Questar URC Company. The first two entities are Utah corporations; the third entity is a Delaware corporation. Questar Exploration and Production also does business under the names
Universal Resources Corporation, Questar Energy Company and URC
Corporation.

     Questar Regulated Services has three subsidiaries, all of which are Utah corporations: Questar Gas Company, Questar Pipeline Company, and Questar Energy Services, Inc. Questar Pipeline, in turn, has four wholly owned subsidiaries: Questar TransColorado, Inc., Questar Line 90 Company, Questar Southern Trails Company, and Questar Transportation Services Company, which are all Utah corporations.